AMENDMENT NO. 1 TO

ETF FUND SERVICES AGREEMENT

THIS Amendment NO. 1 TO ETF FUND SERVICES AGREEMENT (this “Amendment”), effective as of May 17, 2023, by and among Northern Lights Fund Trust II, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain ETF Fund Services Agreement dated October 19, 2021 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.       Amendments.

(a)	Appendix I to the Agreement hereby is deleted in its entirety and replaced with Appendix I attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST II

By: /s/ Kevin Wolf

Name: Kevin Wolf

Title: President

ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Gary Tenkman

Name: Gary Tenkman

Title: Chief Executive Officer